                                                Filed Pursuant to Rule 424(b)(2)
                                                 Registration Nos. 333-102206
                                                                   333-102206-04


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. CITIGROUP INC. MAY NOT SELL NOR MAY OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 2003

PROSPECTUS

                                 000,000 SECURITIES
                              CITIGROUP CAPITAL X
                            % CAPITAL SECURITIES (TRUPS(R))

                             $25 Liquidation Amount
                  Guaranteed to the extent set forth herein by
                                 Citigroup Inc.

                                [Citigroup Logo]
                            ------------------------
     A brief description of the      % capital securities can be found under
"Summary Information -- Q&A" in this prospectus.

     Application will be made to list the      % capital securities on the New
York Stock Exchange. If approved for listing, Citigroup expects the      %
capital securities will begin trading on the New York Stock Exchange within 30 days after they are first issued.

     Some or all of the capital securities may be redeemed at any time on or
after        , 2008. In addition, the capital securities may be redeemed, in whole or in part, at any time if certain changes in tax, investment company or bank regulatory law or interpretation occur and certain other conditions are satisfied. Any change in the Tier 1 capital treatment of the capital securities resulting from actions taken by the Board of Governors of the Federal Reserve System in light of certain recent accounting changes, as discussed in this prospectus, would constitute such a change and could result in the early redemption of the capital securities.

     YOU ARE URGED TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON
PAGE 6, WHERE SPECIFIC RISKS ASSOCIATED WITH THESE       % CAPITAL SECURITIES
ARE DESCRIBED, ALONG WITH THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS. THESE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.
                            ------------------------

                                                              PER CAPITAL
                                                               SECURITY           TOTAL
                                                              -----------        --------
Public offering price.......................................      $25            $
Underwriting commissions to be paid by Citigroup Inc. ......         (1)               (1)
Proceeds to Citigroup Capital X.............................      $25            $

---------------
(1) Underwriting commissions of $     per capital security, or $          for
    all      % capital securities, will be paid by Citigroup Inc.; except that
    for sales of 10,000 or more      % capital securities to a single purchaser,
    the commissions will be $     per capital security.

     The underwriters may also purchase up to an additional      capital
securities within 30 days from the date of this prospectus to cover over-allotments.

     Citigroup expects that the      % capital securities will be ready for
delivery in book-entry form only through The Depository Trust Company,
Clearstream and the Euroclear System on or about                , 2003.

     "TRUPS" is a registered service mark of Citigroup Global Markets Inc.
                            ------------------------

          CITIGROUP
                   A.G. EDWARDS & SONS, INC.
                            MERRILL LYNCH & CO.
                                      MORGAN STANLEY
                                             UBS WARBURG
                                                    WACHOVIA SECURITIES, INC.
          BEAR, STEARNS & CO. INC.
                         LEHMAN BROTHERS
                                         U.S. BANCORP PIPER JAFFRAY
                                                     WELLS FARGO SECURITIES, LLC
          , 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary Information -- Q&A..................................    3
Ratio of Income to Fixed Charges and Ratio of Income to
  Combined Fixed Charges Including Preferred Stock
  Dividends.................................................    5
Risk Factors................................................    6
Where You Can Find More Information.........................    9
Forward-Looking Statements..................................   10
Citigroup Inc. .............................................   10
Use of Proceeds.............................................   10
Accounting Treatment; Regulatory Capital....................   11
Capitalization..............................................   12
Description of the Capital Securities.......................   13
Description of the Junior Subordinated Debt Securities......   28
Description of Guarantee....................................   37
Effect of Obligations Under the Junior Subordinated Debt
  Securities and the Guarantee..............................   40
United States Federal Income Tax Considerations.............   42
ERISA Considerations........................................   47
Underwriting................................................   49
Legal Matters...............................................   52
Experts.....................................................   52

                           SUMMARY INFORMATION -- Q&A

     This summary provides a brief overview of the key aspects of Citigroup and
the      % capital securities. You should carefully read this prospectus to understand fully the terms of the capital securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the capital securities. You should pay special attention to the "Risk Factors" section beginning on page 6 of this prospectus to determine whether an investment in the capital securities is appropriate for you. Unless otherwise indicated, the information provided in this prospectus assumes that the underwriters do not exercise their over-allotment option.

WHAT ARE THE CAPITAL SECURITIES?

     Each capital security represents an undivided beneficial interest in the assets of Citigroup Capital X. Each capital security will entitle the holder to receive quarterly cash distributions as described in this prospectus. Citigroup
Capital X is offering                capital securities at a price of $25 for
each capital security.

WHO IS CITIGROUP CAPITAL?

     Citigroup Capital X (referred to in this prospectus as "Citigroup Capital") is a Delaware statutory trust. Its principal place of business is c/o Citigroup Inc., 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

     All of the common securities of Citigroup Capital will be owned by Citigroup Inc. Citigroup Capital will use the proceeds from the sale of the
capital securities and the common securities to buy a series of      % junior
subordinated deferrable interest debentures due                , 2033 from
Citigroup with the same financial terms as the capital securities.

WHO IS CITIGROUP INC.?

     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts in over 100 countries and territories. Citigroup's activities are conducted through the Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities business segments.

     The mailing address of Citigroup's principal executive office is 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

WHEN WILL YOU RECEIVE DISTRIBUTIONS ON THE CAPITAL SECURITIES?

     Citigroup Capital's only source of cash to make payments on the capital securities are payments on the junior subordinated debt securities it purchases from Citigroup.

     If you purchase the capital securities, you are entitled to receive
cumulative cash distributions at an annual rate of      % of the liquidation
amount of $25 per capital security. Distributions will accumulate from the date Citigroup Capital issues the capital securities and will be paid quarterly in
arrears on                of each year, beginning           , 2003.

WHEN WILL PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

     If Citigroup defers interest payments on the junior subordinated debt securities, Citigroup Capital generally will defer distributions on the capital securities. A deferral may be for up to 20 consecutive quarterly interest payment periods. A deferral of distributions cannot extend, however, beyond
               , 2033.

     During any deferral period, except as described on page 31, Citigroup will not be permitted to:

     - pay a dividend or make any distributions on its capital stock or redeem, purchase, acquire or make a liquidation payment on any of its capital stock, or make any guarantee payments relating to the foregoing; or

     - make an interest, principal or premium payment on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the junior subordinated debt securities.

WHEN CAN CITIGROUP CAPITAL REDEEM THE CAPITAL SECURITIES?

     Citigroup Capital must redeem all of the outstanding capital securities on , 2033.

     Some or all of the capital securities may be redeemed before , 2033 on one or more occasions any time on or after , 2008. Also the capital securities may be redeemed, in whole or in part, at any time if certain changes in tax, investment company or bank regulatory law or interpretation occur and certain other conditions are satisfied. Citigroup may need regulatory approval to redeem the capital securities. See "Risk Factors -- You Should Not Rely on the Distributions From the Capital Securities Through Their Maturity Date -- They May Be Redeemed at Any Time if Certain Changes in Tax, Investment Company or Bank Regulatory Law Occur and -- You Should Not Rely on the Distributions From the Capital Securities Through Their Maturity Date -- Recent Accounting Changes May Give Rise to a Future Regulatory Capital Event That Would Entitle Citigroup to Redeem the Capital Securities" on page 7 and "Description of the Capital
Securities -- Special Event Redemption" on page 16.

WHAT IS CITIGROUP'S GUARANTEE OF THE CAPITAL SECURITIES?

     Citigroup's guarantee of the capital securities consists of:

     - its obligations to make payments on the junior subordinated debt securities;

     - its obligations under the capital securities guarantee; and

     - its obligations under the amended and restated declaration of trust of Citigroup Capital, which sets forth the terms of Citigroup Capital.

     Citigroup has irrevocably guaranteed that if a payment on the junior subordinated debt securities is made to Citigroup Capital but, for any reason, Citigroup Capital does not make the corresponding distribution or redemption payment to the holders of the capital securities, then Citigroup will make the payments directly to the holders of the capital securities. The guarantee does not cover payments when Citigroup Capital does not have sufficient funds to make payments on the capital securities.

     Citigroup's obligations under the guarantee are subordinated as described on page 37.

WHEN COULD THE JUNIOR SUBORDINATED DEBT SECURITIES BE DISTRIBUTED TO YOU?

     Citigroup has the right to dissolve Citigroup Capital at any time. If Citigroup terminates Citigroup Capital, Citigroup Capital will redeem the capital securities by distributing the junior subordinated debt securities to holders of the capital securities and the common securities on a ratable basis. If the junior subordinated debt securities are distributed, Citigroup will use its best efforts to list the junior subordinated debt securities on the New York Stock Exchange or any other exchange on which the capital securities are then listed.

WILL THE CAPITAL SECURITIES BE LISTED ON A STOCK EXCHANGE?

     Application will be made to list the capital securities on the NYSE. If approved for listing, Citigroup Capital expects the capital securities will begin trading on the NYSE within 30 days after they are first issued.

WILL HOLDERS OF THE CAPITAL SECURITIES HAVE ANY VOTING RIGHTS?

     Generally, the holders of the capital securities will not have any voting rights. See "Description of the Capital Securities -- Voting Rights" on page 19.

IN WHAT FORM WILL THE CAPITAL SECURITIES BE ISSUED?

     The capital securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your capital securities and that your broker will maintain your position in the capital securities. Citigroup Capital expects that the capital securities will be ready for delivery through DTC, Clearstream and the Euroclear System on or
about        , 2003.

            RATIO OF INCOME TO FIXED CHARGES AND RATIO OF INCOME TO COMBINED FIXED CHARGES INCLUDING PREFERRED STOCK DIVIDENDS

     The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for the six months ended June 30, 2003 and each of the five most recent fiscal years.

                                                  SIX MONTHS
                                                     ENDED           YEAR ENDED DECEMBER 31,
                                                   JUNE 30,      --------------------------------
                                                     2003        2002   2001   2000   1999   1998
                                                 -------------   ----   ----   ----   ----   ----
Ratio of income to fixed charges (excluding
  interest on deposits)........................      3.08        2.57   2.00   1.82   1.90   1.48
Ratio of income to fixed charges (including
  interest on deposits)........................      2.32        1.95   1.64   1.52   1.56   1.30
Ratio of income to combined fixed charges
  including preferred stock dividends
  (excluding interest on deposits).............      3.05        2.54   1.98   1.81   1.88   1.45
Ratio of income to combined fixed charges
  including preferred stock dividends
  (including interest on deposits).............      2.30        1.94   1.63   1.52   1.55   1.29

                                  RISK FACTORS

     Your investment in the capital securities will involve several risks. You should carefully consider the following discussion of risks, and the other information in this prospectus, before deciding whether an investment in the capital securities is suitable for you.

CITIGROUP IS NOT REQUIRED TO PAY YOU UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBT SECURITIES UNLESS IT FIRST MAKES OTHER REQUIRED PAYMENTS.

     Citigroup's obligations under the junior subordinated debt securities will rank junior to all of Citigroup's senior indebtedness as described on page 29. This means that Citigroup cannot make any payments on the junior subordinated debt securities if it defaults on a payment of senior indebtedness and does not cure the default within the applicable grace period or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full. In addition, Citigroup's obligations under the junior subordinated debt securities will be effectively subordinated to all existing and future liabilities of Citigroup's subsidiaries.

     Citigroup's obligations under the guarantee are subordinated to all of its other liabilities as described on page 37.

     This means that Citigroup cannot make any payments on the guarantee if it defaults on a payment on any of its other liabilities. In addition, in the event of the bankruptcy, liquidation or dissolution of Citigroup, its assets would be available to pay obligations under the guarantee only after Citigroup made all payments on its other liabilities.

     Neither the capital securities, the junior subordinated debt securities nor the guarantee limit the ability of Citigroup and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the junior subordinated debt securities and the guarantee. See "Description of Guarantee -- Status of the Guarantee" and "Description of the Junior Subordinated Debt Securities -- Subordination" on pages 39 and 29, respectively.

CITIGROUP IS NOT REQUIRED TO PAY YOU UNDER THE GUARANTEE IF CITIGROUP CAPITAL DOES NOT HAVE CASH AVAILABLE.

     The ability of Citigroup Capital to make payments on the capital securities is solely dependent upon Citigroup making the related payments on the junior subordinated debt securities when due.

     If Citigroup defaults on its obligations to make payments on the junior subordinated debt securities, Citigroup Capital will not have sufficient funds to make payments on the capital securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts. If this happens, your options are discussed on page 13.

DEFERRAL OF DISTRIBUTIONS WOULD HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND MAY ADVERSELY AFFECT THE TRADING PRICE OF THE CAPITAL SECURITIES.

     If distributions on the capital securities are deferred, you will be required to recognize interest income for United States federal income tax purposes in respect of your ratable share of the interest on the junior subordinated debt securities held by Citigroup Capital before you receive any cash distributions relating to this interest. In addition, you will not receive this cash if you sold the capital securities before the end of any deferral period or before the record date relating to distributions which are paid.

     Citigroup has no current intention of deferring interest payments on the junior subordinated debt securities and believes that such deferral is a remote possibility. However, if Citigroup exercises its right in the future, the capital securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debt securities. If you sell the capital securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the capital securities. In addition, the existence of Citigroup's right to defer payments of interest on the junior subordinated debt securities may mean that the market price for the capital securities, which represent an undivided beneficial interest in the junior subordinated debt securities, may be more volatile than other securities that do not have these rights.

     See "United States Federal Income Tax Considerations" on page 42 for more information regarding the tax consequences of purchasing, holding and selling the capital securities.

YOU SHOULD NOT RELY ON THE DISTRIBUTIONS FROM THE CAPITAL SECURITIES THROUGH THEIR MATURITY DATE -- THEY MAY BE REDEEMED AT THE OPTION OF CITIGROUP.

     The capital securities may be redeemed, in whole, at any time, or in part,
from time to time, on or after                , 2008 at a redemption price equal
to $25 per capital security plus any accrued and unpaid distributions to the redemption date. You should assume that this redemption option will be exercised if Citigroup is able to refinance at a lower interest rate or it is otherwise in the interest of Citigroup to redeem the junior subordinated debt securities. If the junior subordinated debt securities are redeemed, Citigroup Capital must redeem the capital securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debt securities to be redeemed. See "Description of the Capital Securities -- Redemption of Trust Securities" and "Description of the Junior Subordinated Debt Securities -- Optional Redemption" on pages 15 and 30, respectively.

YOU SHOULD NOT RELY ON THE DISTRIBUTIONS FROM THE CAPITAL SECURITIES THROUGH THEIR MATURITY DATE -- THEY MAY BE REDEEMED AT ANY TIME IF CERTAIN CHANGES IN TAX, INVESTMENT COMPANY OR BANK REGULATORY LAW OCCUR.

     If certain changes, which are more fully described below, in tax, investment company or bank regulatory law or interpretation occur and are continuing, and certain other conditions which are more fully described below are satisfied, the capital securities could be redeemed by Citigroup Capital within 90 days of the event at a redemption price equal to $25 per capital security plus any accrued and unpaid distributions. See "Description of the Capital Securities -- Distribution of the Junior Subordinated Debt Securities", "-- Special Event Redemption" and "Accounting Treatment; Regulatory Capital" on pages 17, 16 and 11, respectively.

YOU SHOULD NOT RELY ON THE DISTRIBUTIONS FROM THE CAPITAL SECURITIES THROUGH THEIR MATURITY DATE -- RECENT ACCOUNTING CHANGES MAY GIVE RISE TO A FUTURE REGULATORY CAPITAL EVENT THAT WOULD ENTITLE CITIGROUP TO REDEEM THE CAPITAL SECURITIES.

     In January 2003, the Financial Accounting Standards Board (the "FASB") issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), that addresses the consolidation rules to be applied to "variable interest entities" as defined in FIN 46. FIN 46 has raised questions about whether entities similar to Citigroup Capital should be treated as consolidated subsidiaries of the companies that use them to issue capital securities. Historically, issuer trusts that issued capital securities have been consolidated by their parent companies. In addition, capital securities have been treated as eligible for Tier 1 capital treatment by bank holding companies, like Citigroup, under rules and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve") relating to minority interests in equity accounts of consolidated subsidiaries. Accordingly, Citigroup has consolidated its existing issuer trusts in preparing its consolidated financial statements in the past, and such issuer trusts' outstanding capital securities have been treated as Tier 1 capital by Citigroup.

     If the accounting profession were to conclude that issuer trusts should no longer be permitted to be consolidated under FIN 46, Citigroup would no longer consolidate its issuer trusts in preparing its financial statements in accordance with generally accepted accounting principles, and would make certain adjustments to its financial statements to reflect the deconsolidation. Moreover, such deconsolidation could result in a change to the regulatory capital treatment of capital securities issued by Citigroup and other U.S. bank holding companies. Specifically, it is possible that since its issuer trusts would no longer be consolidated by Citigroup, the capital securities issued by such issuer trusts would not be considered a minority interest in equity accounts of a consolidated subsidiary and therefore not be accorded Tier 1 capital treatment by the Federal Reserve. Although the Federal Reserve has indicated in supervisory letter SR 03-13, dated July 2, 2003 (the "Supervisory Letter"), that capital securities will continue to be treated as Tier 1 capital until notice is given to the contrary, the Supervisory Letter also indicates that the Federal Reserve will review the regulatory implications of any accounting treatment changes and will provide further guidance if necessary.

     If Tier 1 capital treatment were disallowed, Citigroup would have the right to redeem the junior subordinated debentures, thereby causing a mandatory early redemption of capital securities pursuant to the special "Regulatory Capital Event" redemption provisions described below. See "Description of the Capital Securities -- Distribution of the Junior Subordinated Debt Securities",
"-- Special Event Redemption" and "Accounting Treatment; Regulatory Capital" on pages 17, 16 and 11, respectively.

THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICES FOR THE CAPITAL SECURITIES OR THE JUNIOR SUBORDINATED DEBT SECURITIES; THEREFORE, YOU MAY SUFFER A LOSS.

     Citigroup Capital and Citigroup cannot give you any assurance as to the market prices for the capital securities or the junior subordinated debt securities that may be distributed in exchange for capital securities. Accordingly, the capital securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, or the junior subordinated debt securities that a holder of capital securities may receive in exchange for capital securities, may trade at a discount to the price that the investor paid to purchase the capital securities. As a result of the right to defer payments on the capital securities, the market price of the capital securities may be more volatile than the market prices of other securities to which such optional deferrals do not apply.

THERE COULD BE AN ADVERSE TAX CONSEQUENCE TO YOU IF CITIGROUP TERMINATES CITIGROUP CAPITAL AND DISTRIBUTES JUNIOR SUBORDINATED DEBT SECURITIES TO HOLDERS.

     Citigroup has the right to terminate Citigroup Capital at any time, so long as it obtains any required regulatory approval. If Citigroup decides to exercise its right to terminate Citigroup Capital, Citigroup Capital will redeem the capital securities and common securities by distributing the junior subordinated debt securities to holders of the capital securities and common securities on a ratable basis.

     Under current United States federal income tax law, a distribution of junior subordinated debt securities to you on the dissolution of Citigroup Capital should not be a taxable event to you. However, if Citigroup Capital is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of junior subordinated debt securities may be a taxable event to you.

THERE MAY BE NO TRADING MARKET FOR THE JUNIOR SUBORDINATED DEBT SECURITIES IF CITIGROUP CAPITAL DISTRIBUTES THEM TO YOU.

     Although Citigroup will use its best efforts to list the junior subordinated debt securities on the NYSE, or any other exchange on which the capital securities are then listed, if they are distributed, Citigroup cannot assure you that the junior subordinated debt securities will be approved for listing or that a trading market will exist for those securities.

SINCE YOU HAVE LIMITED VOTING RIGHTS, YOU CANNOT PREVENT THE CITIGROUP CAPITAL TRUSTEES FROM TAKING ACTIONS YOU MAY NOT AGREE WITH.

     You will have limited voting rights. In particular, except for the limited exceptions described below, only Citigroup can elect or remove any of the Citigroup Capital trustees. See "Description of the Capital Securities -- Voting Rights" on page 19.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, Citigroup and the subsidiary trusts filed a registration statement (No. 333-102206) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information. Citigroup has filed the exhibits discussed in this prospectus with the registration statement, and you should read the exhibits carefully for provisions that may be important to you.

     Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC's public reference room in Washington, D.C. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Citigroup to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     (a) Annual Report on Form 10-K for the year ended December 31, 2002;

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, and;

     (c) Current Reports on Form 8-K filed on January 22, 2003, January 31, 2003, February 7, 2003, February 13, 2003, February 19, 2003, March 12,
         2003, March 20, 2003, March 21, 2003, March 26, 2003, April 11, 2003,
         April 14, 2003, April 28, 2003, May 7, 2003, May 20, 2003, May 21,
         2003, May 27, 2003, July 14, 2003, July 15, 2003, July 16, 2003, July
         28, 2003 and September 3, 2003.

     All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of
(1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:
Citigroup Document Services
140 58th Street, Suite 7I
Brooklyn, NY 11220
(877) 936-2737 (toll free)
(718) 765-6514 (outside the U.S.)

                            ------------------------

     You should only rely on the information provided or incorporated by reference in this prospectus. Citigroup has not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Citigroup is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Citigroup's business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on Citigroup's management's beliefs and assumptions and on information currently available to Citigroup's management. Forward-looking statements include information concerning Citigroup's possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. Citigroup does not have any intention or obligation to update forward-looking statements after it distributes this prospectus.

                                 CITIGROUP INC.

     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts in over 100 countries and territories. Citigroup's activities are conducted through the Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities business segments.

     Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup's subsidiaries that operate in the banking, insurance and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities, state insurance departments, and securities regulators. Citigroup's subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup's ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock. Each of Citigroup's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

     Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citigroup may be required to commit resources to its subsidiary banks.

     Citigroup's principal office is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

                                USE OF PROCEEDS

     All of the net proceeds from the sale of the capital securities will be invested by Citigroup Capital in junior subordinated debt securities of Citigroup. Citigroup will use the proceeds from the sale of the junior subordinated debt securities to Citigroup Capital for general corporate purposes, which may include:

     - funding the business of its operating units;

     - funding investments in, or extensions of credit or capital contributions to, its subsidiaries;

     - financing of possible acquisitions or business expansion, and

     - lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

     In order to fund its businesses, Citigroup expects to incur additional indebtedness in the future. See "Capitalization."

                    ACCOUNTING TREATMENT; REGULATORY CAPITAL

     As discussed above under "Risk Factors -- You Should Not Rely on the Distributions From the Capital Securities Through Their Maturity Date -- Recent Accounting Changes May Give Rise to a Future Regulatory Capital Event That Would Entitle Citigroup to Redeem the Capital Securities," FIN 46 has raised questions about whether entities similar to Citigroup Capital should be treated as consolidated subsidiaries of the companies that use them to issue capital securities. Historically, issuer trusts that issued capital securities have been consolidated by their parent companies and the accounts of such issuer trusts have been included in the consolidated financial statements of such parent companies. Accordingly, Citigroup has included capital securities in its consolidated balance sheet in the past, and has included appropriate disclosures about such capital securities and the corresponding guarantees and junior subordinated debentures in the notes to its consolidated financial statements. For financial reporting purposes, Citigroup has recorded distributions on such capital securities in its consolidated statements of income. In addition, capital securities have been treated as eligible for Tier 1 capital treatment by bank holding companies, like Citigroup, under Federal Reserve rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries. Accordingly, the outstanding capital securities of Citigroup's issuer trusts have been treated as Tier 1 capital by Citigroup.

     If the accounting profession were to conclude that issuer trusts should no longer be permitted to be consolidated under FIN 46, Citigroup would no longer consolidate its issuer trusts in preparing its financial statements in accordance with generally accepted accounting principles, and would make certain adjustments to its financial statements to reflect the deconsolidation. Specifically, Citigroup would record its junior subordinated debentures issued to the issuer trusts as liabilities, and would record offsetting assets for the cash and common securities received from such issuer trusts in its consolidated balance sheet. For financial reporting purposes, Citigroup would record interest expense on the corresponding junior subordinated debentures in its consolidated statements of income. Citigroup does not believe that such adjustments would have a material effect on its financial condition or results of operations as presented in its consolidated financial statements.

     Moreover, such deconsolidation could result in a change to the regulatory capital treatment of capital securities issued by Citigroup and other U.S. bank holding companies. Specifically, it is possible that since the issuer trusts would no longer be consolidated by Citigroup, the trust preferred securities issued by such issuer trusts would not be considered a minority interest in equity accounts of a consolidated subsidiary and therefore not be accorded Tier 1 capital treatment by the Federal Reserve. Although the Federal Reserve has indicated in the Supervisory Letter that capital securities will continue to be treated as Tier 1 capital until notice is given to the contrary, the Supervisory Letter also indicates that the Federal Reserve will review the regulatory implications of any accounting treatment changes and will provide further guidance if necessary or warranted. If Tier 1 capital treatment was disallowed, there would be a reduction in Citigroup's consolidated capital ratios. However, Citigroup believes that it would remain "well capitalized" under existing Federal Reserve guidelines.

     As of June 30, 2003, approximately $6.7 billion in capital securities were outstanding that Citigroup treated as Tier 1 capital for bank regulatory purposes.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Citigroup at June 30, 2003, and as adjusted to give effect to the issuance and sale of the capital securities, and no other change in the consolidated capitalization of Citigroup since June 30, 2003 is reflected in the table. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus and which can be obtained free of charge. See "Where You Can Find More Information" on page 9. The following table assumes no exercise of the underwriters' over-allotment option.

                                                                   AT JUNE 30, 2003
                                                              --------------------------
                                                              OUTSTANDING    AS ADJUSTED
                                                              -----------    -----------
                                                                (DOLLARS IN MILLIONS)
Debt:
  Investment banking and brokerage borrowings...............   $ 20,782       $ 20,782
  Short-term borrowings.....................................     32,949         32,949
  Long-term debt............................................    131,350        131,350
                                                               --------       --------
     Total debt(1)..........................................    185,081        185,081
                                                               --------       --------
Citigroup or subsidiary obligated mandatorily redeemable
  securities of subsidiary trusts holding solely junior
  subordinated debt securities of --
  Parent....................................................      5,615
  Subsidiaries(2)...........................................      1,103          1,103
Stockholders' equity:
  Preferred stock at aggregate liquidation value............      1,125          1,125
  Common stock and additional paid-in capital (net of
     treasury stock)(3).....................................      6,083          6,083
  Retained earnings.........................................     87,698         87,698
  Accumulated other changes in equity from nonowner
     sources................................................        904            904
  Unearned compensation.....................................     (2,509)        (2,509)
                                                               --------       --------
     Total stockholders' equity.............................     93,301         93,301
                                                               --------       --------
Total capitalization........................................   $285,100       $
                                                               ========       ========

---------------
(1) Does not reflect the issuance by Citigroup (a) on August 1, 2003 of 800,000,000 British pounds sterling of its 5.125% subordinated notes, (b) on August 29, 2003 of 300,000,000 Swiss Francs of its 2.25% senior notes and
    (c) on September 2, 2003 of $2,000,000,000 of its floating rate senior notes.

(2) Does not reflect the redemption by a subsidiary of Citigroup of $225,000,000 of its 7.10% trust preferred securities, expected to occur on October 3, 2003.

(3) Common stock, par value U.S. $0.01 per share, 15 billion shares authorized, 5,150,833,372 shares outstanding at June 30, 2003.

                     DESCRIPTION OF THE CAPITAL SECURITIES

     The capital securities will be issued pursuant to the terms of the amended and restated declaration of trust of Citigroup Capital. The declaration will be qualified as an indenture under the Trust Indenture Act of 1939. The institutional trustee, JPMorgan Chase Bank, will act as indenture trustee under the declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the capital securities will include those stated in the declaration and those made part of the declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the capital securities is not intended to be complete and is qualified by the declaration, the Statutory Trust Act of the State of Delaware and the Trust Indenture Act. A copy of the declaration is filed as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

     The declaration authorizes the regular trustees to issue on behalf of Citigroup Capital the common securities and the capital securities. These trust securities represent undivided beneficial interests in the assets of Citigroup Capital. All of the common securities will be owned, directly or indirectly, by Citigroup. The common securities rank equally, and payments will be made on the common securities on a ratable basis, with the capital securities. If an event of default under the declaration occurs and continues, however, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. The declaration does not permit the issuance by Citigroup Capital of any securities other than the trust securities or the incurrence of any indebtedness by Citigroup Capital.

     Pursuant to the declaration, the institutional trustee will hold title to the junior subordinated debt securities purchased by Citigroup Capital for the benefit of the holders of the trust securities. The payment of distributions out of money held by Citigroup Capital, and payments upon redemption of the capital securities or liquidation of Citigroup Capital out of money held by Citigroup Capital, are guaranteed by Citigroup to the extent described under "Description of Guarantee." The guarantee will be held by JPMorgan Chase Bank, the guarantee trustee, for the benefit of the holders of the capital securities. The guarantee does not cover payment of distributions when Citigroup Capital does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of capital securities is to:

     - vote to direct the institutional trustee to enforce the institutional trustee's rights under the junior subordinated debt securities; or

     - if the failure of Citigroup Capital to pay distributions is attributable to the failure of Citigroup to pay interest or principal on the junior subordinated debt securities, sue Citigroup for enforcement of payment to such holder of the principal or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the capital securities of such holder on or after the respective due date specified in the junior subordinated debt securities.

DISTRIBUTIONS

     Distributions on the capital securities will be fixed at a rate per annum
of      % of the stated liquidation amount of $25 per capital security.
Distributions not paid when due, or when they would be due if not for any extension period or default by Citigroup on the junior subordinated debt securities, will themselves accumulate additional interest at the annual rate of
     % thereof compounded quarterly. When this prospectus refers to any payment of distributions, distributions include any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     Distributions on the capital securities will be cumulative, will accrue
from and including,       2003, and will be payable quarterly in arrears on
          ,           ,           , and           of each year,
commencing,       2003. When, as and if available for payment, distributions will be made by the institutional trustee, except as otherwise described below.

     The distribution rate and the distribution payment dates and other payment dates for the capital securities will correspond to the interest rate and interest payment dates and other payment dates on the junior subordinated debt securities.

     Deferral of Distributions. Citigroup has the right under the indenture to defer interest payments on the junior subordinated debt securities for an extension period not exceeding 20 consecutive quarterly interest payment periods during which no interest shall be due and payable. A deferral of interest payments cannot extend, however, beyond the maturity of the junior subordinated debt securities. As a consequence of Citigroup's extension of the interest payment period, quarterly distributions on the capital securities would be deferred during any such extended interest payment period. During an extension period, the amount of distributions due to you would continue to accumulate and such deferred distributions will themselves accrue interest. In the event that Citigroup exercises its right to extend an interest payment period, then:

     (1) Citigroup shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment relating thereto other than

          - repurchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

          - as a result of an exchange or conversion of any class or series of Citigroup's capital stock for any other class or series of Citigroup's capital stock; or

          - the purchase of fractional interests in shares of Citigroup's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

     (2) Citigroup may not make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities issued by Citigroup which rank equally with or junior to the junior subordinated debt securities.

These restrictions, however, will not apply to any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any extension period, Citigroup may further extend such extension period, so long as such extension period, together with all such previous extension periods, do not exceed 20 consecutive quarterly interest payment periods. An extension period cannot extend, however, beyond the maturity of the junior subordinated debt securities.

     Upon the termination of any extension period and the payment of all amounts then due, Citigroup may commence a new extension period which must comply with the above requirements. Consequently, there could be up to 60 extension periods of varying lengths throughout the term of the junior subordinated debt securities. The regular trustees shall give the holders of the capital securities notice of any extension period upon their receipt of notice thereof from Citigroup. If distributions are deferred, the deferred distributions and accrued interest on such distributions will be paid to holders of record of the capital securities as they appear on the books and records of Citigroup Capital on the record date next following the termination of the related extension period. See "Description of the Junior Subordinated Debt Securities -- Interest" and "-- Option to Extend Interest Payment Period."

     Payment of Distributions. Distributions on the capital securities will be payable to the extent that Citigroup Capital has funds available for the payment of such distributions in its property account. Citigroup Capital's funds available for distribution to the holders of the capital securities will be limited to payments received from Citigroup on the junior subordinated debt securities. The payment of distributions out of monies held by Citigroup Capital is guaranteed by Citigroup to the extent set forth under "Description of Guarantee." See "Description of the Junior Subordinated Debt Securities."

     Distributions on the capital securities will be payable to the holders named on the securities register of Citigroup Capital at the close of business on the relevant record dates. As long as the capital securities remain in book-entry only form, the record date will be one business day before the distribution dates. Such distributions will be paid through the institutional trustee who will hold amounts received in respect of the junior subordinated debt securities in the property account for the benefit of the holders of the trust securities. Unless any applicable laws and regulations and the provisions of the declaration state otherwise, each such payment will be made as described under "-- Book-Entry Only Issuance" below.

     In the event that the capital securities do not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which the capital securities are listed and, if none, the regular trustees will have the right to select relevant record dates, which will be more than 14 days but less than 60 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the capital securities is not a business day, then payment of the distributions payable on such date will be made on the next succeeding day which is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such record date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by any applicable law to close.

REDEMPTION OF TRUST SECURITIES

     The capital securities have no stated maturity date but will be redeemed upon the maturity of the junior subordinated debt securities. In addition, the capital securities may be redeemed prior to maturity of the junior subordinated debt securities on the dates and to the extent the junior subordinated debt securities are redeemed. See "Description of the Junior Subordinated Debt Securities -- Optional Redemption." The junior subordinated debt securities will
mature on                , 2033, and may be redeemed, in whole or in part, at
any time on or after           , 2008. The junior subordinated debt securities
can also be redeemed at any time, in whole or in part, in certain circumstances upon the occurrence of a Tax Event, an Investment Company Event or a Regulatory Capital Event.

     If required under the Federal Reserve Capital Adequacy Rules, Citigroup will obtain the prior approval of the Federal Reserve Bank of New York before exercising its redemption rights described in the preceding paragraph.

     Upon the maturity of the junior subordinated debt securities, the proceeds of their repayment will simultaneously be applied to redeem all outstanding trust securities at the redemption price. Upon the redemption of the junior subordinated debt securities, whether in whole or in part, either at the option of Citigroup or pursuant to a Tax Event, an Investment Company Event or a Regulatory Capital Event, Citigroup Capital will use the cash it receives upon the redemption to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debt securities so redeemed at the redemption price. Before such redemption, holders of trust securities will be given not less than 30 nor more than 60 days' notice. In the event that fewer than all of the outstanding capital securities are to be redeemed, the capital securities will be redeemed on a ratable basis as described under "-- Book-Entry Only Issuance" below. See "-- Special Event Redemption" and "Description of the Junior Subordinated Debt
Securities -- Optional Redemption." If a partial redemption of the capital securities resulting from a partial redemption of the junior subordinated debt securities would result in a delisting of the capital securities, Citigroup may only redeem the junior subordinated debt securities in whole.

SPECIAL EVENT REDEMPTION

     "Tax Event" means that the regular trustees will have received an opinion of a nationally recognized independent tax counsel experienced in such matters which states that, as a result of any:

     - amendment to, or change (including any announced prospective change) in, the laws or associated regulations of the United States or any political subdivision or taxing authority of the United States; or

     - amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of this prospectus, there is more than an insubstantial risk that:

     - Citigroup Capital would be subject to United States federal income tax relating to interest accrued or received on the junior subordinated debt securities;

     - interest payable to Citigroup Capital on the junior subordinated debt securities would not be deductible, in whole or in part, by Citigroup for United States federal income tax purposes; or

     - Citigroup Capital would be subject to more than a minimal amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means that the regular trustees will have received an opinion of a nationally recognized independent counsel experienced in such matters which states that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that Citigroup Capital is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940 (the "1940 Act").

     "Regulatory Capital Event" means that if Citigroup determines, based on an opinion of counsel experienced in such matters, who may be an employee of Citigroup or any of its affiliates, that, as a result of

     - any amendment to, clarification of or change (including any announced prospective change) in applicable laws or regulations or official interpretations thereof or policies with respect thereto or

     - any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

there is more than an insubstantial risk that the capital securities will no longer constitute Tier I capital of Citigroup or any bank holding company of which Citigroup is a subsidiary for purposes of the capital adequacy guidelines or policies of the Board of Governors of the Federal Reserve System or its successor as Citigroup's primary federal banking regulator.

     A Regulatory Capital Event would include a change in the regulatory capital treatment of the capital securities as a result of recent accounting changes affecting the criteria for consolidation of variable interest entities such as Citigroup Capital under FIN 46. See "Accounting Treatment; Regulatory Capital" on page 11.

     This prospectus refers to a Tax Event, an Investment Company Event or a Regulatory Capital Event as a "Special Event." Provided that Citigroup obtains any required regulatory approval, if a Special Event occurs and continues, Citigroup may, upon not less than 30 nor more than 60 days' notice, redeem the junior subordinated debt securities, in whole or in part, for cash within 90 days following the occurrence of such Special Event. Following such redemption, trust securities with an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debt securities so redeemed shall be redeemed by Citigroup Capital at the redemption price on a ratable basis. If, however, at the time there is available to Citigroup or Citigroup Capital the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that will have no adverse effect on Citigroup Capital, Citigroup or the holders of the trust securities, then Citigroup or Citigroup Capital will pursue such measure instead of redemption.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

     Citigroup will have the right at any time to dissolve Citigroup Capital. After satisfaction of the liabilities of creditors of Citigroup Capital as provided by applicable law, Citigroup Capital may cause junior subordinated debt securities to be distributed to the holders of the capital and common securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of such securities then outstanding. Prior to any such dissolution, Citigroup will obtain any required regulatory approvals.

     If the junior subordinated debt securities are distributed to the holders of the capital securities, Citigroup will use its best efforts to cause the junior subordinated debt securities to be listed on the NYSE or on such other exchange as the capital securities are then listed.

     After the date for any distribution of junior subordinated debt securities upon dissolution of Citigroup Capital:

     - the capital securities will no longer be deemed to be outstanding;

     - the securities depositary or its nominee, as the record holder of the capital securities, will receive a registered global certificate or certificates representing the junior subordinated debt securities to be delivered upon such distribution; and

     - any certificates representing capital securities not held by the depositary or its nominee will be deemed to represent junior subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, such capital securities until such certificates are presented to Citigroup or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for either the capital securities or the junior subordinated debt securities that may be distributed in exchange for the capital securities if a dissolution and liquidation of Citigroup Capital were to occur. This means that the capital securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, or the junior subordinated debt securities that an investor may receive if a dissolution and liquidation of Citigroup Capital were to occur, may trade at a discount to the price that the investor paid to purchase the capital securities.

REDEMPTION PROCEDURES

     Citigroup Capital may not redeem fewer than all of the outstanding capital securities unless all accrued and unpaid distributions have been paid on all capital securities for all quarterly distribution periods terminating on or prior to the date of redemption.

     If (1) Citigroup Capital gives an irrevocable notice of redemption of the capital securities, and (2) if Citigroup has paid to the institutional trustee a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debt securities, then, by 12:00 noon, New York City time, on the redemption date, the institutional trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price. Citigroup Capital will also give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the capital securities.

     Once notice of redemption is given and redemption funds are deposited, distributions will cease to accrue and all rights of holders of capital securities called for redemption will cease, except the right of the holders to receive the redemption price but without interest on such redemption price. If any redemption date is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay. However, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day.

     If payment of the redemption price for any capital securities is improperly withheld or refused and not paid either by Citigroup Capital, or by Citigroup pursuant to the guarantee, distributions on such capital securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption price. See
"-- Book-Entry Only Issuance."

     In the event that fewer than all of the outstanding capital securities are to be redeemed, the capital securities will be redeemed in accordance with the depositary's standard procedures. See "-- Book-Entry Only Issuance."

     Citigroup or its subsidiaries may, at any time, and from time to time, purchase outstanding capital securities by tender, in the open market or by private agreement, provided that they comply with United States federal securities laws and any other applicable laws.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     This prospectus refers to any voluntary or involuntary liquidation, dissolution, winding-up or termination of Citigroup Capital as a "liquidation." If a liquidation occurs, the holders of the capital securities will be entitled to receive out of the assets of Citigroup Capital, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per capital security plus accrued and unpaid distributions thereon to the date of payment. However, such holders will not receive such distribution if Citigroup instead distributes on a ratable basis to the holders of the capital securities junior subordinated debt securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, the capital securities outstanding at such time. See
"-- Distribution of the Junior Subordinated Debt Securities."

     If this distribution can be paid only in part because Citigroup Capital has insufficient assets available to pay in full the aggregate distribution, then the amounts payable directly by Citigroup Capital on the capital securities shall be paid on a ratable basis. The holders of the common securities will be entitled to receive distributions upon any such liquidation on a ratable basis with the holders of the capital securities. However, if a declaration event of default has occurred and is continuing, the capital securities will have a preference over the common securities with regard to such distributions.

     Pursuant to the declaration, Citigroup Capital will terminate:

     (1) on                , 2058, the expiration of the term of Citigroup
         Capital;

     (2) upon the bankruptcy of Citigroup or the holder of the common securities;

     (3) upon (a) the filing of a certificate of dissolution or its equivalent regarding the holder of the common securities or Citigroup, the filing of a certificate of cancellation regarding Citigroup Capital, or the revocation of the charter of the holder of the common securities or Citigroup and (b) the expiration of 90 days after the date of revocation without a reinstatement thereof;

     (4) upon the distribution of junior subordinated debt securities to holders of capital securities;

     (5) upon the entry of a decree of a judicial dissolution of the holder of the common securities, Citigroup or Citigroup Capital; or

     (6) upon the redemption of all the trust securities.

DECLARATION EVENTS OF DEFAULT

     An "indenture event of default" is an event of default under the indenture and also constitutes a "declaration event of default," which is an event of default under the declaration relating to the trust securities. Pursuant to the declaration, however, the holder of the common securities will be deemed to have waived any declaration event of default relating to the common securities until all declaration events of default relating to the capital securities have been cured, waived or otherwise eliminated. Until such declaration events of default relating to the capital securities have been so cured, waived, or otherwise eliminated, the institutional trustee will be deemed to be acting solely on behalf of the holders of the capital securities. Only the holders of the capital securities will have the right to direct the institutional trustee as to matters under the declaration, and therefore the indenture. In the event that any declaration event of default relating to the capital securities is waived by the holders of the capital securities as provided in the declaration, the holders of common securities pursuant to the declaration have agreed that such waiver also constitutes a waiver of such declaration event of default relating to the common securities for all purposes under the declaration without any further act, vote or consent of the holders of common securities. See "-- Voting Rights."

     If the institutional trustee fails to enforce its rights under the junior subordinated debt securities, any holder of capital securities may directly institute a legal proceeding against Citigroup to enforce these rights without first suing the institutional trustee or any other person or entity. If a declaration event of default has occurred and is continuing and such event is attributable to the failure of Citigroup to pay interest or principal on the junior subordinated debt securities on the date such interest or principal is otherwise payable, or in the case of redemption, the redemption date, then a holder of capital securities may also bring a direct action. This means that a holder may directly sue for enforcement of payment to such holder of the principal of or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the capital securities of such holder on or after the respective due date specified in the junior subordinated debt securities. Such holder need not first (1) direct the institutional trustee to enforce the terms of the junior subordinated debt securities or (2) sue Citigroup to enforce the institutional trustee's rights under the junior subordinated debt securities.

     In connection with such direct action, Citigroup will be subrogated to the rights of such holder of capital securities under the declaration to the extent of any payment made by Citigroup to such holder of capital securities in such direct action. This means that Citigroup will be entitled to payment of amounts that a holder of capital securities receives in respect of an unpaid distribution that resulted in the bringing of a direct action to the extent that such holder receives or has already received full payment relating to such unpaid distribution from Citigroup Capital. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities.

     Upon the occurrence of an indenture event of default, the institutional trustee as the sole holder of the junior subordinated debt securities will have the right under the indenture to declare the principal of and interest on the junior subordinated debt securities to be immediately due and payable. Citigroup and Citigroup Capital are each required to file annually with the institutional trustee an officers' certificate as to its compliance with all conditions and covenants under the declaration.

VOTING RIGHTS

     Except as described in this prospectus under "Description of Guarantee -- Modification of Guarantee; Assignment," and except as provided under the Statutory Trust Act, the Trust Indenture Act and as otherwise required by law and the declaration, the holders of the capital securities will have no voting rights.

     The holders of a majority in aggregate liquidation amount of the capital securities have the right to direct any proceeding for any remedy available to the institutional trustee so long as the institutional trustee receives the tax opinion discussed below. The holders also have the right to direct the institutional trustee under the declaration to:

     (1) direct any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee;

     (2) waive any past indenture event of default that is waivable under
         Section 5.13 of the indenture;

     (3) exercise any right to rescind or annul an acceleration of the maturity of the junior subordinated debt securities; or

     (4) consent to any amendment, modification or termination of the indenture where such consent is required.

     Where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the junior subordinated debt securities, or a "super majority," then only a super majority may direct the institutional trustee to give such consent or take such action. If the institutional trustee fails to enforce its rights under the junior subordinated debt securities, any record holder of capital securities may directly sue Citigroup to enforce the institutional trustee's rights under the junior subordinated debt securities. The record holder does not have to sue the institutional trustee or any other person or entity before enforcing his rights.

     The institutional trustee is required to notify all holders of the capital securities of any notice of default received from the indenture trustee. The notice is required to state that the event of default also constitutes a declaration event of default. Except for directing the time, method and place of conducting a proceeding for a remedy available to the institutional trustee, the institutional trustee will not take any of the actions described in clauses (1),
(2), (3) or (4) above unless the institutional trustee receives an opinion of a nationally recognized independent tax counsel. The opinion must be to the effect that, as a result of such action, Citigroup Capital will not fail to be classified as a grantor trust for United States federal income tax purposes.

     If the consent of the institutional trustee is required under the indenture for any amendment, modification or termination of the indenture, the institutional trustee is required to request the written direction of the holders of the trust securities. Then, the institutional trustee will vote as directed by a majority in liquidation amount of the trust securities voting together as a single class. Where any amendment, modification or termination under the indenture would require the consent of a super majority, however, the institutional trustee may only give such consent at the direction of the holders of the same super majority of the holders of the trust securities. The institutional trustee is not required to take any such action in accordance with the directions of the holders of the trust securities unless the institutional trustee has obtained a tax opinion to the effect described above.

     A waiver of an indenture event of default by the institutional trustee at the direction of the holders of the capital securities will constitute a waiver of the corresponding declaration event of default.

     Any required approval or direction of holders of capital securities may be given at a separate meeting of holders of capital securities convened for such purpose, at a meeting of all of the holders of trust securities or by written consent. The regular trustees will mail to each holder of record of capital securities a notice of any meeting at which such holders are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken. Each such notice will include a statement setting forth the following information:

     - the date of such meeting or the date by which such action is to be taken;

     - a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and

     - instructions for the delivery of proxies or consents.

     No vote or consent of the holders of capital securities will be required for Citigroup Capital to redeem and cancel capital securities or distribute junior subordinated debt securities in accordance with the declaration.

     Despite the fact that holders of capital securities are entitled to vote or consent under the circumstances described above, any capital securities that are owned at the time by Citigroup or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Citigroup, will not be entitled to vote or consent. Instead, these capital securities will be treated as if they were not outstanding.

     The procedures by which holders of capital securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance."

     Holders of the capital securities generally will have no rights to appoint or remove the regular trustees. Instead, these trustees may be appointed, removed or replaced solely by Citigroup as the indirect or direct holder of all of the common securities.

MODIFICATION OF THE DECLARATION

     The declaration may be modified and amended if approved by the regular trustees, and in certain circumstances, the institutional trustee and the Delaware trustee. If, however, any proposed amendment provides for, or the regular trustees otherwise propose to effect,

     (1) any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration or otherwise or

     (2) the dissolution, winding-up or termination of Citigroup Capital other than pursuant to the terms of the declaration,

then the holders of the trust securities voting together as a single class will be entitled to vote on such amendment or proposal. Such amendment or proposal shall not be effective except with the approval of holders of at least a majority in liquidation amount of the trust securities affected thereby. If, however, any amendment or proposal referred to in clause (1) above would adversely affect only the capital securities or only the common securities, then only holders of the affected class will be entitled to vote on such amendment or proposal. Such amendment or proposal shall not be effective except with the approval of holders of a majority in liquidation amount of such class of trust securities.

     Despite the foregoing, no amendment or modification may be made to the declaration if such amendment or modification would

     (1) cause Citigroup Capital to be classified for United States federal income tax purposes as other than a grantor trust,

     (2) reduce or otherwise adversely affect the powers of the institutional trustee or

     (3) cause Citigroup Capital to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     Citigroup Capital may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body except as described below. Citigroup Capital may, with the consent of the regular trustees and without the consent of the holders of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State, provided that:

     (1) such successor entity either

        (a) expressly assumes all of the obligations of Citigroup Capital under the trust securities or

        (b) substitutes for the capital securities other successor securities having substantially the same terms as the capital securities, so long as the successor securities rank the same as the capital securities rank regarding distributions and payments upon liquidation, redemption and otherwise;

     (2) Citigroup expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the institutional trustee, in its capacity as the holder of the junior subordinated debt securities;

     (3) the capital securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the capital securities are then listed or quoted;

     (4) such merger, consolidation, amalgamation or replacement does not cause the capital securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

     (5) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders' interest in the new entity;

     (6) such successor entity has a purpose identical to that of Citigroup Capital;

     (7) prior to such merger, consolidation, amalgamation or replacement, Citigroup Capital has received an opinion of a nationally recognized independent counsel to Citigroup Capital experienced in such matters to the effect that

        (a) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders' interest in the new entity;

        (b) following such merger, consolidation, amalgamation or replacement, neither Citigroup Capital nor such successor entity will be required to register as an "investment company" under the 1940 Act; and

        (c) following such merger, consolidation, amalgamation or replacement, Citigroup Capital or such successor entity will continue to be classified as a grantor trust for United States federal income tax purposes; and

     (8) Citigroup guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

     Despite the foregoing, Citigroup Capital will not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if in the opinion of a nationally recognized independent tax counsel experienced in such matters, such consolidation, amalgamation, merger or replacement would cause Citigroup Capital or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE

Book-Entry Capital Securities

     The capital securities will be book-entry securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global capital securities, without distribution coupons. Each global capital security will be deposited with, or on behalf of, The Depository Trust Company, a securities depositary, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these capital securities and will be considered the sole owner of the capital securities for purposes of the declaration.

     Purchasers of capital securities may hold interests in the global capital securities only through DTC, if they are a participant in the DTC system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with DTC or its nominee ("participants").

     Purchasers of capital securities can hold interests in the global capital securities only through Clearstream International, or through Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems or indirectly through organizations that are participants in these systems. Because DTC will be the only registered owner of the global capital securities, Clearstream and Euroclear will hold positions through their respective U.S. depositaries, which in turn will hold positions on the books of DTC. Citibank, N.A. will act as U.S. depositary for Clearstream, and JPMorgan Chase Bank will act as U.S. depositary for Euroclear.

     DTC will maintain accounts showing the capital security holdings of its participants, and these participants will in turn maintain accounts showing the capital security holdings of their customers. Some of these customers may themselves be securities intermediaries holding capital securities for their customers. Thus, each beneficial owner of a book-entry capital security will hold that capital security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The capital securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the capital securities will generally not be entitled to have the capital securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of capital securities. The book-entry system for holding capital securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer or pledge book-entry securities.

     In this prospectus, for book-entry capital securities, references to actions taken by capital security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to capital security holders will mean payments and notices of redemption to DTC as the registered holder of the capital securities for distribution to participants in accordance with DTC's procedures.

     A beneficial owner of book-entry securities represented by a global capital security may exchange the securities for definitive (paper) capital securities only if:

     (a) DTC is unwilling or unable to continue as depositary for such global capital security and Citigroup is unable to find a qualified replacement for DTC within 90 days;

     (b) at any time DTC ceases to be a clearing agency registered under the Exchange Act; or

     (c) Citigroup in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive capital securities in registered form.

     Unless we indicate otherwise in the applicable prospectus supplement, any global capital security that is exchangeable will be exchangeable in whole for definitive notes in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $25 and whole multiples of $25. Definitive capital securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

     Citigroup and the regular trustees will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     DTC may discontinue providing its services as securities depositary with respect to the capital securities at any time by giving reasonable notice to Citigroup Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, capital securities certificates are required to be printed and delivered. Additionally, the regular trustees, with the consent of Citigroup, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the capital securities. In that event, certificates for the capital securities will be printed and delivered.

The Depository Trust Company

     DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream

     Clearstream International was incorporated as a limited liability company under Luxembourg law.

     Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

     As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks. Clearstream customers may include the underwriters. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

     Distributions with respect to the capital securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

     The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including U.S. dollars and Euros. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

     The Euroclear System is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the "Cooperative"). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

     The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

     - transfers of securities and cash within the Euroclear System;

     - withdrawal of securities and cash from the Euroclear System and

     - receipts of payments with respect to securities in the Euroclear System.

     All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

     Distributions with respect to capital securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

     The foregoing information about DTC, Clearstream and Euroclear has been provided by each of them for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

     Initial settlement for the capital securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way, in accordance with DTC's rules, and will be settled in immediately available funds using DTC's same-day funds settlement system. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way, in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediate available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected through DTC, in accordance with DTC's rules, on behalf of the relevant European international clearing system by the U.S. depositaries. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving capital securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of capital securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. These credits or any transactions in such capital securities settled during such processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of capital securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of capital securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

Distributions on Book-Entry Capital Securities

     Citigroup will make all distributions on book-entry capital securities to DTC. Upon receipt of any payment, DTC will immediately credit the accounts of its participants on its book-entry registration and transfer system. DTC will credit those accounts in proportion to the participants' respective beneficial interests in the global capital securities as shown on the records of DTC. Payments by participants to beneficial owners of book-entry capital securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     Distributions on book-entry capital securities held beneficially through Clearstream will be credited to Clearstream participants, in accordance with Clearstream's rules and procedures, to the extent received by its U.S. depositary.

     Distributions on book-entry capital securities held beneficially through Euroclear will be credited to Euroclear participants, in accordance with the Euroclear Terms and Conditions, to the extent received by its U.S. depositary.

     The information in this section concerning DTC, Clearstream and Euroclear has been obtained from sources that Citigroup and Citigroup Capital believe to be reliable, but neither Citigroup nor Citigroup Capital takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     Prior to the occurrence of a default relating to the trust securities, the institutional trustee undertakes to perform only such duties as are specifically set forth in the declaration. After a default, the institutional trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The institutional trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of capital securities unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. Despite the foregoing, the holders of capital securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the institutional trustee to take any action following a declaration event of default.

PAYING AGENT

     In the event that the capital securities do not remain in book-entry only form, the following provisions will apply:

     - the institutional trustee will act as paying agent and may designate an additional or substitute paying agent at any time;

     - registration of transfers of capital securities will be effected without charge by or on behalf of Citigroup Capital, but upon payment, with the giving of such indemnity as Citigroup Capital or Citigroup may require, in respect of any tax or other government charges that may be imposed in relation to it; and

     - Citigroup Capital will not be required to register or cause to be registered the transfer of capital securities after such capital securities have been called for redemption.

GOVERNING LAW

     The declaration and the capital securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The regular trustees are authorized and directed to operate Citigroup Capital in such a way so that Citigroup Capital will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. Citigroup is authorized and directed to conduct its affairs so that the junior subordinated debt securities will be treated as indebtedness of Citigroup for United States federal income tax purposes. In this connection, Citigroup and the regular trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Citigroup Capital or the certificate of incorporation of Citigroup, that each of Citigroup and the regular trustees determine in their discretion to be necessary or desirable to achieve such ends, as long as such action does not adversely affect the interests of the holders of the capital securities or vary the terms of the capital securities in any material way.

     Holders of the capital securities have no preemptive rights.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

     Set forth below is a description of the specific terms of the junior subordinated debt securities in which Citigroup Capital will invest the proceeds from the issuance and sale of the trust securities. The following description is not intended to be complete and is qualified by the indenture, dated as of October 7, 1996, as supplemented, between Citigroup and JPMorgan Chase Bank, as the indenture trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and by the Trust Indenture Act. Several capitalized terms used herein are defined in the indenture. Wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

     Under circumstances discussed more fully below involving the dissolution of Citigroup Capital, provided that any required regulatory approval is obtained, junior subordinated debt securities will be distributed to the holders of the trust securities in liquidation of Citigroup Capital. See "Description of the Capital Securities -- Distribution of the Junior Subordinated Debt Securities."

     If the junior subordinated debt securities are distributed to the holders of the capital securities, Citigroup will use its best efforts to have the junior subordinated debt securities listed on the NYSE or on such other exchange on which the capital securities are then listed.

GENERAL

     The junior subordinated debt securities will be issued as unsecured debt under the indenture and will be limited in aggregate principal amount to
approximately $       . This amount is the sum of the aggregate stated
liquidation amount of the capital securities and the capital contributed by Citigroup to Citigroup Capital in exchange for the common securities. (Section 3.1)

     The entire principal amount of the junior subordinated debt securities will mature and become due and payable, together with any accrued and unpaid interest thereon including compound interest (as defined herein) and any additional
interest (as defined herein), on             , 2033.

     If junior subordinated debt securities are distributed to holders of capital securities in liquidation of such holders' interests in Citigroup Capital, such junior subordinated debt securities will initially be issued in the form of one or more global securities (as described below). As described in this prospectus, under limited circumstances, junior subordinated debt securities may be issued in certificated form in exchange for a global security. In the event that junior subordinated debt securities are issued in certificated form, such junior subordinated debt securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on junior subordinated debt securities issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the junior subordinated debt securities. In the event junior subordinated debt securities are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debt securities will be registrable and junior subordinated debt securities will be exchangeable for junior subordinated debt securities of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. Payment of interest may be made at the option of Citigroup by check mailed to the address of the persons entitled thereto. See "-- Book-Entry and Settlement."

     Citigroup does not intend to issue the junior subordinated debt securities to anyone other than Citigroup Capital.

     There are no covenants or provisions in the indenture that would afford the holders of the junior subordinated debt securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Citigroup that may adversely affect such holders.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indenture provides that Citigroup will not consolidate or merge with another corporation or convey, transfer or lease its assets substantially as an entirety unless:

     - the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest on all junior subordinated debt securities issued thereunder and the performance of every other covenant of the indenture on the part of Citigroup; and

     - immediately thereafter no event of default and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing.

     Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for Citigroup under the indenture. Thereafter the predecessor corporation shall be relieved of all obligations and covenants under the indenture and the junior subordinated debt securities. (Sections 8.1 and 8.2)

SUBORDINATION

     The indenture provides that the junior subordinated debt securities are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of Citigroup. This means that no payment of principal, including redemption payments, premium, if any, or interest on the junior subordinated debt securities may be made if:

     - any Senior Indebtedness of Citigroup has not been paid when due and any applicable grace period relating to such default has ended and such default has not been cured or been waived or ceased to exist; or

     - the maturity of any Senior Indebtedness of Citigroup has been accelerated because of a default.

     Upon any payment by Citigroup or distribution of assets of Citigroup to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of Citigroup must be paid in full before the holders of junior subordinated debt securities are entitled to receive or retain any payment. Upon satisfaction of all claims related to all Senior Indebtedness of Citigroup then outstanding, the rights of the holders of the junior subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness of Citigroup to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the junior subordinated debt securities are paid in full.

     The term "Senior Indebtedness" means, with respect to Citigroup:

     (1) the principal, premium, if any, and interest in respect of (a) indebtedness for money borrowed and (b) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup;

     (2) all capital lease obligations of Citigroup;

     (3) all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

     (4) all obligations, contingent or otherwise, of Citigroup in respect of any letters of credit, bankers acceptance, security purchase facilities or similar credit transactions;

     (5) all obligations of Citigroup in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

     (6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which Citigroup is responsible or liable as obligor, guarantor or otherwise; and

     (7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup, whether or not such obligation is assumed by Citigroup except that Senior Indebtedness will not include

        (A) any such indebtedness that is by its terms subordinated to, or ranks equally with, the junior subordinated debt securities and

        (B) any indebtedness between or among Citigroup or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (a) any other Citigroup trust or a trustee of such trust and (b) any other trust, or a trustee of such trust, partnership or other entity affiliated with Citigroup that is a financing vehicle of Citigroup in connection with the issuance by such financing vehicle of capital securities or other securities guaranteed by Citigroup pursuant to an instrument that ranks equally with, or junior to, the guarantee.

     Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     The indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Citigroup.

OPTIONAL REDEMPTION

     Citigroup shall have the right to redeem the junior subordinated debt
securities, in whole or in part, from time to time, on or after                ,
2008, or at any time upon the occurrence of a Tax Event, an Investment Company Event or a Regulatory Capital Event, as described above, upon not less than 30 nor more than 60 days' notice. The redemption price will be equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including any additional interest (as described below), to the redemption date. If a partial redemption of the capital securities resulting from a partial redemption of the junior subordinated debt securities would result in the delisting of the capital securities, Citigroup may only redeem the junior subordinated debt securities in whole. (Section 11.2) Citigroup may need regulatory approval to redeem the junior subordinated debt securities. See "Description of the Capital Securities -- Special Event Redemption."

INTEREST

     The junior subordinated debt securities will bear interest at the annual
rate of   %, from and including the original date of issuance, payable quarterly
in arrears on                ,                ,                , and
               of each year, commencing                , 2003. Each date on
which interest is payable is called an "interest payment date." Interest will be paid to the person in whose name such junior subordinated debt security is registered, with limited exceptions, at the close of business on the business day preceding such interest payment date. In the event the junior subordinated debt securities shall not continue to remain in book-entry only form, Citigroup shall have the right to select record dates, which shall be more than 14 days but less than 60 days prior to the interest payment date.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the junior subordinated debt securities is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Citigroup can defer interest payments by extending the interest payment period for a period not exceeding 20 consecutive quarterly interest payment periods. However, no extension period may extend beyond the maturity of the junior subordinated debt securities. At the end of such extension period, Citigroup will pay all interest then accrued and unpaid, including any additional interest as described under "-- Additional Interest" below, together with interest thereon compounded quarterly at the rate specified for the junior subordinated debt securities to the extent permitted by applicable law. During any such extension period:

     - Citigroup will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment with respect thereto other than

        - repurchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

        - as a result of an exchange or conversion of any class or series of Citigroup's capital stock for any other class or series of Citigroup's capital stock; or

        - the purchase of fractional interests in shares of Citigroup's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

     - Citigroup will not make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities issued by Citigroup which rank equally with or junior to the junior subordinated debt securities.

The foregoing, however, will not apply to any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid. (Section 13.3) Prior to the termination of any extension period, Citigroup may further defer payments of interest by extending such extension period. Such extension period, including all such previous and further extensions, however, may not exceed 20 consecutive quarterly interest payment periods, including the quarterly interest payment period in which notice of such extension period is given. No extension period, however, may extend beyond the maturity of the junior subordinated debt securities. Upon the termination of any extension period and the payment of all amounts then due, Citigroup may commence a new extension period, if consistent with the terms set forth in this section. No interest during an extension period, except at the end of such period, shall be due and payable. However, Citigroup has the right to prepay accrued interest during an extension period.

     Citigroup has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debt securities. If the institutional trustee is the sole holder of the junior subordinated debt securities, Citigroup will give the regular trustees and the institutional trustee notice of its selection of such extension period one business day prior to the earlier of

     (1) the date distributions on the capital securities would be payable, if not for such extension period, or

     (2) the date the regular trustees are required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the capital securities of the record date or the date such distributions would be payable, if not for such extension period, but in any event at least one business day prior to such record date.

The regular trustees will give notice of Citigroup's selection of such extension period to the holders of the capital securities. If the institutional trustee is not the sole holder of the junior subordinated debt securities, Citigroup will give the holders of the junior subordinated debt securities notice of its selection of such extension period ten business days prior to the earlier of

     (1) the next succeeding interest payment date or

     (2) the date upon which Citigroup is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the junior subordinated debt securities of the record or payment date of such related interest payment. (Sections 13.1 and 13.2)

ADDITIONAL INTEREST

     If at any time Citigroup Capital is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States or any other taxing authority, then Citigroup will be required to pay additional interest on the junior subordinated debt securities. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by Citigroup Capital after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts Citigroup Capital would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that Citigroup Capital will be in the same position it would have been if it did not have to pay such taxes, duties, assessments or other charges. (Section 3.10(c)).

INDENTURE EVENTS OF DEFAULT

     The indenture provides that the following are events of default relating to the junior subordinated debt securities:

     (1) default in the payment of the principal of, or premium, if any, on, any junior subordinated debt security at its maturity;

     (2) default for 30 days in the payment of any installment of interest on any junior subordinated debt security;

     (3) default for 90 days after written notice in the performance of any other covenant in respect of the junior subordinated debt securities;

     (4) specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Citigroup; and

     (5) any other event of default provided in the applicable resolution of the board of directors or supplemental indenture under which the junior subordinated debt securities are issued.

Any deferral of interest on the junior subordinated debt securities made in accordance with the provisions described above in "Option to Extend Interest Payment Period" will not constitute an event of default under the indenture for the junior subordinated debt securities. (Section 5.1)

     The indenture trustee may withhold notice to the holders of the junior subordinated debt securities of any default with respect thereto, except in the payment of principal, premium or interest, if it considers such withholding to be in the interests of such holders.

     If any indenture event of default shall occur and be continuing, the institutional trustee, as the holder of the junior subordinated debt securities, will have the right to declare the principal of and the interest on the junior subordinated debt securities, including any compound interest and any additional interest, and any other amounts payable under the indenture to be immediately due and payable. The institutional trustee may also enforce its other rights as a creditor relating to the junior subordinated debt securities. (Section 5.2) An indenture event of default also constitutes a declaration event of default. The holders of capital securities in limited circumstances have the right to direct the institutional trustee to exercise its rights as the holder of the junior subordinated debt securities. See "Description of the Capital
Securities -- Declaration Events of Default" and "-- Voting Rights."

     Despite the foregoing, if a declaration event of default has occurred and is continuing and such event is attributable to the failure of Citigroup to pay interest or principal on the junior subordinated debt securities when such interest or principal is payable, Citigroup acknowledges that, in such event, a holder of capital securities may sue for payment on or after the respective due date specified in the junior subordinated debt securities. Citigroup may not amend the indenture to remove this right to bring a direct action without the prior written consent of all of the holders of capital securities of Citigroup Capital. Despite any payment made to such holder of capital securities by Citigroup in connection with a direct action, Citigroup shall remain obligated to pay the principal of or interest on the junior subordinated debt securities held by Citigroup Capital or the institutional trustee of Citigroup Capital. Citigroup shall be subrogated to the rights of the holder of such capital securities relating to payments on the capital securities to the extent of any payments made by Citigroup to such holder in any direct action. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities. (Sections
5.7 and 5.8)

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments to the indenture through a supplemental indenture may be made by Citigroup and the indenture trustee with the consent of the holders of a majority in principal amount of the junior subordinated debt securities at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each junior subordinated debt security affected thereby:

     (1) modify the terms of payment of principal, premium, if any, or interest on such junior subordinated debt securities; or

     (2) reduce the percentage of holders of junior subordinated debt securities necessary to modify or amend the indenture or waive compliance by Citigroup with any covenant or past default.

If the junior subordinated debt securities are held by Citigroup Capital or a trustee of Citigroup Capital, such supplemental indenture shall not be effective until the holders of a majority in liquidation preference of trust securities of Citigroup Capital shall have consented to such supplemental indenture. If the consent of the holder of each outstanding junior subordinated debt security is required, such supplemental indenture shall not be effective until each holder of the trust securities of Citigroup Capital shall have consented to such supplemental indenture. (Section 9.2)

DISCHARGE AND DEFEASANCE

     Citigroup may discharge most of its obligations under the indenture to holders of the junior subordinated debt securities if such junior subordinated debt securities have not already been delivered to the indenture trustee for cancellation and either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year. Citigroup discharges its obligations by depositing with the indenture trustee an amount certified to be sufficient to pay when due the principal of and premium, if any, and interest on all outstanding junior subordinated debt securities and to make any mandatory scheduled installment payments thereon when due. (Section 4.1)

     Unless otherwise specified in this prospectus relating to the junior subordinated debt securities, Citigroup, at its option:

     (1) will be released from any and all obligations in respect of the junior subordinated debt securities, which is known as "defeasance and discharge"; or

     (2) need not comply with certain covenants specified herein regarding the junior subordinated debt securities, which is known as "covenant defeasance."

If Citigroup exercises its covenant defeasance option, the failure to comply with any defeased covenant and any event of default in the applicable resolution of the board of directors or supplemental indenture will no longer be an event of default under the indenture.

     To exercise either its defeasance and discharge or covenant defeasance option, Citigroup must

     (1) deposit with the indenture trustee, in trust, cash or U.S. government obligations in an amount sufficient to pay all the principal of and premium, if any, and any interest on the junior subordinated debt securities when such payments are due; and

     (2) deliver an opinion of counsel, which, in the case of a defeasance and discharge, must be based upon a ruling or administrative pronouncement of the Internal Revenue Service (the "IRS"), to the effect that the holders of the junior subordinated debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be required to pay United States federal income tax in the same manner as if such defeasance had not occurred. (Sections 4.2, 4.3 and 4.4).

     When there is a defeasance and discharge, the indenture will no longer govern the junior subordinated debt securities, Citigroup will no longer be liable for payment and the holders of such junior subordinated debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup will continue to be obligated for payments when due if the deposited funds are not sufficient to pay the holders.

     The obligations under the indenture to pay all expenses of Citigroup Capital, to register the transfer or exchange of junior subordinated debt securities, to replace mutilated, defaced, destroyed, lost or stolen junior subordinated debt securities, and to maintain paying agents and hold monies for payment in trust will continue even if Citigroup exercises its defeasance and discharge or covenant defeasance option.

CONCERNING THE INDENTURE TRUSTEE

     The indenture trustee has extended substantial credit facilities, the borrowings under which constitute Senior Indebtedness, to Citigroup. Citigroup and certain of its subsidiaries also maintain bank accounts, borrow money and have other customary commercial banking or investment banking relationships with the indenture trustee in the ordinary course of business.

BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of capital securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of Citigroup Capital as a result of the occurrence of a Special Event, the junior subordinated debt securities will be issued in the form of one or more global certificates registered in the name of the depositary or its nominee. Each global certificate is referred to as a "global security." Except under the limited circumstances described below under "-- Discontinuance of the Depositary's Services", junior subordinated debt securities represented by a global security will not be exchangeable for, and will not otherwise be issuable as, junior subordinated debt securities in definitive form. The global securities may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in a global security.

     Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of junior subordinated debt securities in definitive form and will not be considered the holders, as defined in the indenture, of the global security for any purpose under the indenture. A global security representing junior subordinated debt securities is only exchangeable for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. This means that each beneficial owner must rely on the procedures of the depositary, or if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

THE DEPOSITARY

     If junior subordinated debt securities are distributed to holders of capital securities in liquidation of such holders' interests in Citigroup Capital, DTC will act as securities depositary for the junior subordinated debt securities. As of the date of this prospectus, the description in this prospectus of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments relating to the capital securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC. Citigroup may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the global securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Capital Securities -- Book-Entry Only Issuance."

     None of Citigroup, Citigroup Capital, the indenture trustee, any paying agent and any other agent of Citigroup or the indenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such junior subordinated debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

     A global security shall be exchangeable for junior subordinated debt securities registered in the names of persons other than the depositary or its nominee only if:

     - the depositary notifies Citigroup that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed;

     - the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed; or

     - Citigroup, in its sole discretion, determines that such global security shall be so exchangeable.

Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for junior subordinated debt securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its participants relating to ownership of beneficial interests in such global security.

CERTAIN COVENANTS

     If the junior subordinated debt securities are issued to Citigroup Capital or a trustee of such trust in connection with the issuance of trust securities by Citigroup Capital and

     (1) there shall have occurred and be continuing an event of default under the indenture;

     (2) Citigroup shall be in default relating to its payment or other obligations under the guarantee; or

     (3) Citigroup shall have given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period and such period, or any extension of such period, shall be continuing;

then

     (a) Citigroup shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment with respect thereto other than

        - repurchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

        - as a result of an exchange or conversion of any class or series of Citigroup's capital stock for any other class or series of Citigroup's capital stock; or

        - the purchase of fractional interests in shares of Citigroup's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

     (b) Citigroup shall not make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities issued by Citigroup which rank equally with or junior to the junior subordinated debt securities.

These restrictions, however, will not apply to any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid. (Section 13.3)

     So long as the trust securities remain outstanding, Citigroup will covenant to:

     - directly or indirectly maintain 100% ownership of the common securities of Citigroup Capital, unless a permitted successor of Citigroup succeeds to its ownership of the common securities;

     - not voluntarily dissolve, wind-up or terminate Citigroup Capital, except in connection with

        (a) a distribution of junior subordinated debt securities or

        (b) mergers, consolidations or amalgamations permitted by the declaration;

     - timely perform its duties as sponsor of Citigroup Capital; and

     - use its reasonable efforts to cause Citigroup Capital to

        (a) remain a statutory trust, except in connection with the distribution of junior subordinated debt securities to the holders of trust securities in liquidation of Citigroup Capital, the redemption of all of the trust securities of Citigroup Capital, or mergers, consolidations or amalgamations, each as permitted by the declaration of Citigroup Capital, and

        (b) otherwise continue to be classified as a grantor trust for United States federal income tax purposes. (Section 10.5)

MISCELLANEOUS

     The indenture provides that Citigroup will pay all fees and expenses related to:

     - the offering of the trust securities and the junior subordinated debt securities;

     - the organization, maintenance and dissolution of Citigroup Capital;

     - the retention of the regular trustees; and

     - the enforcement by the institutional trustee of the rights of the holders of the capital securities.

                            DESCRIPTION OF GUARANTEE

     Set forth below is a summary of information concerning the guarantee that will be executed and delivered by Citigroup for the benefit of the holders of capital securities. The guarantee will be qualified as an indenture under the Trust Indenture Act. JPMorgan Chase Bank will act as the guarantee trustee. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The summary is not intended to be complete and is qualified in all respects by the provisions of the form of guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. The guarantee will be held by the guarantee trustee for the benefit of the holders of the capital securities.

GENERAL

     Pursuant to and to the extent set forth in the guarantee, Citigroup will irrevocably and unconditionally agree to pay in full to the holders of the capital securities, except to the extent paid by Citigroup Capital, as and when due, regardless of any defense, right of set-off or counterclaim which Citigroup Capital may have or assert, the following payments, which are referred to as "guarantee payments," without duplication:

     - any accrued and unpaid distributions that are required to be paid on the capital securities, to the extent Citigroup Capital has funds available for such distributions;

     - the redemption price of $25 per capital security, plus all accrued and unpaid distributions, to the extent Citigroup Capital has funds available for such redemptions, relating to any capital securities called for redemption by Citigroup Capital; and

     - upon a voluntary or involuntary dissolution, winding-up or termination of Citigroup Capital, other than in connection with the distribution of junior subordinated debt securities to the holders of capital securities or the redemption of all of the capital securities, the lesser of

        - the aggregate of the liquidation amount and all accrued and unpaid distributions on the capital securities to the date of payment, or

        - the amount of assets of Citigroup Capital remaining for distribution to holders of the capital securities in liquidation of Citigroup Capital.

Citigroup's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Citigroup to the holders of capital securities or by causing Citigroup Capital to pay such amounts to such holders.

     The guarantee will be on a subordinated basis in relation to the capital securities from the time of issuance of the capital securities but will not apply to any payment of distributions or redemption price, or to payments upon the dissolution, winding-up or termination of Citigroup Capital, except to the extent Citigroup Capital has funds available for such payments. If Citigroup does not make interest payments on the junior subordinated debt securities, Citigroup Capital will not pay distributions on the capital securities and will not have funds available for such payments. The guarantee, when taken together with Citigroup's obligations under the junior subordinated debt securities, the indenture and the declaration, including its obligations to pay costs, expenses, debts and liabilities of Citigroup Capital, other than those relating to trust securities, will provide a full and unconditional guarantee on a subordinated basis by Citigroup of payments due on the capital securities. See "Description of the Junior Subordinated Debt Securities."

IMPORTANT COVENANTS OF CITIGROUP

     In the guarantee, Citigroup will covenant that, so long as any capital securities remain outstanding, if there shall have occurred any event that would constitute an event of default under such guarantee or the declaration, then:

     - Citigroup shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment with respect thereto other than

        (1) repurchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

        (2) as a result of an exchange or conversion of any class or series of Citigroup's capital stock for any other class or series of Citigroup's capital stock; or

        (3) the purchase of fractional interests in shares of Citigroup's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

     - Citigroup shall not make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities issued by Citigroup which rank equally with or junior to the junior subordinated debt securities.

The above restrictions, however, will not apply to any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid.

MODIFICATION OF GUARANTEE; ASSIGNMENT

     The guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding capital securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of capital securities. All guarantees and agreements contained in the guarantee shall bind the successors, assignees, receivers, trustees and representatives of Citigroup and shall inure to the benefit of the holders of the capital securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the guarantee will occur upon the failure of Citigroup to perform any of its payment or other obligations required by the guarantee. The holders of a majority in aggregate liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

     If the guarantee trustee fails to enforce its rights under the guarantee, any holder of related capital securities may directly sue Citigroup to enforce the guarantee trustee's rights under the guarantee without first suing Citigroup Capital, the guarantee trustee or any other person or entity. A holder of capital securities may also directly sue Citigroup to enforce such holder's right to receive payment under the guarantee without first (1) directing the guarantee trustee to enforce the terms of the guarantee or (2) suing Citigroup Capital or any other person or entity.

     Citigroup will be required to provide to the guarantee trustee such documents, reports and information as required by the Trust Indenture Act.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     Prior to the occurrence of a default relating to the guarantee, the guarantee trustee undertakes to perform only such duties as are specifically set forth in the guarantee. After such default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate as to the capital securities upon full payment of the redemption price of all capital securities, upon distribution of the junior subordinated debt securities to the holders of the capital securities or upon full payment of the amounts payable in accordance with the declaration upon liquidation of Citigroup Capital. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of capital securities must restore payment of any sums paid under the capital securities or the guarantee.

STATUS OF THE GUARANTEE

     The guarantee will constitute an unsecured obligation of Citigroup and will rank:

     - subordinate and junior in right of payment to all other liabilities of Citigroup;

     - equally with the most senior preferred or preference stock now or hereafter issued by Citigroup and with any guarantee now or hereafter entered into by Citigroup in respect of any preferred or preference stock of any affiliate of Citigroup; and

     - senior to Citigroup's common stock.

     The terms of the capital securities provide that each holder of capital securities by acceptance of such securities agrees to the subordination provisions and other terms of the guarantee.

     The guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may directly sue the guarantor to enforce its rights under the guarantee without suing any other person or entity.

GOVERNING LAW

     The guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                        EFFECT OF OBLIGATIONS UNDER THE
             JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

     As set forth in the declaration, the sole purpose of Citigroup Capital is to issue the trust securities and to invest the proceeds from such issuance in the junior subordinated debt securities.

     As long as payments of interest and other payments are made when due on the junior subordinated debt securities, such payments will be sufficient to cover the distributions and payments due on the trust securities. This is due to the following factors:

     - the aggregate principal amount of junior subordinated debt securities will be equal to the aggregate stated liquidation amount of the trust securities;

     - the interest rate and the interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the capital securities;

     - under the indenture, Citigroup will pay, and Citigroup Capital will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of Citigroup Capital other than those relating to the trust securities; and

     - the declaration further provides that the regular trustees may not cause or permit Citigroup Capital to engage in any activity that is not consistent with the purposes of Citigroup Capital.

     Payments of distributions, to the extent there are available funds, and other payments due on the capital securities, to the extent there are available funds, are guaranteed by Citigroup to the extent described in this prospectus. If Citigroup does not make interest payments on the junior subordinated debt securities, Citigroup Capital will not have sufficient funds to pay distributions on the capital securities. The guarantee is a subordinated guarantee in relation to the capital securities. The guarantee does not apply to any payment of distributions unless and until Citigroup Capital has sufficient funds for the payment of such distributions. See "Description of Guarantee."

     The guarantee covers the payment of distributions and other payments on the capital securities only if and to the extent that Citigroup has made a payment of interest or principal or other payments on the junior subordinated debt securities. The guarantee, when taken together with Citigroup's obligations under the junior subordinated debt securities and the indenture and its obligations under the declaration, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the capital securities.

     If Citigroup fails to make interest or other payments on the junior subordinated debt securities when due, taking account of any extension period, the declaration allows the holders of the capital securities to direct the institutional trustee to enforce its rights under the junior subordinated debt securities. If the institutional trustee fails to enforce these rights, any holder of capital securities may directly sue Citigroup to enforce such rights without first suing the institutional trustee or any other person or entity. See "Description of the Capital Securities -- Declaration Events of Default" and
"-- Voting Rights."

     A holder of capital securities may institute a direct action if a declaration event of default has occurred and is continuing and such event is attributable to the failure of Citigroup to pay interest or principal on the junior subordinated debt securities on the date such interest or principal is otherwise payable. A direct action may be brought without first (1) directing the institutional trustee to enforce the terms of the junior subordinated debt securities or (2) suing Citigroup to enforce the institutional trustee's rights under the junior subordinated debt securities. In connection with such direct action, Citigroup will be subrogated to the rights of such holder of capital securities under the declaration to the extent of any payment made by Citigroup to such holder of capital securities. Consequently, Citigroup will be entitled to payment of amounts that a holder of capital securities receives in respect of an unpaid distribution to the extent that such holder receives or has already received full payment relating to such unpaid distribution from Citigroup Capital.

     Citigroup acknowledges that the guarantee trustee will enforce the guarantee on behalf of the holders of the capital securities. If Citigroup fails to make payments under the guarantee, the guarantee allows the holders of the capital securities to direct the guarantee trustee to enforce its rights thereunder. If the guarantee trustee fails to enforce the guarantee, any holder of capital securities may directly sue Citigroup to enforce the guarantee trustee's rights under the guarantee. Such holder need not first sue Citigroup Capital, the guarantee trustee, or any other person or entity. A holder of capital securities may also directly sue Citigroup to enforce such holder's right to receive payment under the guarantee. Such holder need not first (1) direct the guarantee trustee to enforce the terms of the guarantee or (2) sue Citigroup Capital or any other person or entity.

     Citigroup and Citigroup Capital believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by Citigroup of payments due on the capital securities. See "Description of Guarantee -- General."

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a general summary of United States federal income tax consequences of the purchase, ownership and disposition of capital securities. The summary is based on:

     - laws;

     - regulations;

     - rulings; and

     - decisions now in effect,

all of which may change, possibly with retroactive effect. This summary deals only with a beneficial owner of capital securities that purchases the capital securities upon original issuance at the initial issue price and who will hold the capital securities as capital assets. This summary does not address all of the United States federal income tax considerations that may be relevant to a beneficial owner of notes. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

     - banks or other financial institutions;

     - tax-exempt entities;

     - insurance companies;

     - regulated investment companies;

     - common trust funds;

     - entities that are treated for United States federal income tax purposes as partnerships or other pass-through entities;

     - controlled foreign corporations;

     - dealers in securities or currencies;

     - persons that will hold the capital securities as a hedge or hedged against currency risk or as a part of an integrated investment, including a straddle or conversion transaction, comprised of a capital security and one or more other positions; or

     - United States holders (as defined below) that have a functional currency other than the U.S. dollar.

     As used in this summary, a "United States holder" is a beneficial owner of capital securities who is:

     - a citizen or resident of the United States;

     - a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate, if United States federal income taxation is applicable to the income of such estate regardless of the income's source; or

     - a trust if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions.

As used in this summary, the term "non-United States holder" means a beneficial owner of capital securities who is not a United States holder, and the term "United States" means the United States of America, including the fifty states and the District of Columbia, but excluding its territories and possessions.

     Prospective investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding and disposing of the capital securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

     In connection with the issuance of the junior subordinated debt securities, Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to Citigroup and Citigroup Capital, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, the junior subordinated debt securities held by Citigroup Capital will be classified for United States federal income tax purposes as indebtedness of Citigroup.

CLASSIFICATION OF CITIGROUP CAPITAL

     In connection with the issuance of the capital securities, Skadden, Arps, Slate, Meagher & Flom LLP will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the declaration, the indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, Citigroup Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of capital securities generally will be considered the owner of an undivided interest in the junior subordinated debt securities. Each United States holder will be required to include in its gross income all interest or original issue discount ("OID") and any gain recognized relating to its allocable share of those junior subordinated debt securities.

UNITED STATES HOLDERS

  Interest Income and Original Issue Discount

     Under applicable Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Citigroup believes that the likelihood of its exercising its option to defer payments is remote within the meaning of the Treasury regulations. Based on the foregoing, Citigroup believes that, although the matter is not free from doubt, the junior subordinated debt securities will not be considered to be issued with OID at the time of their original issuance. Accordingly, each United States holder of capital securities should include in gross income such United States holder's allocable share of interest on the junior subordinated debt securities in accordance with such United States holder's method of tax accounting.

     Under the regulations, if the option to defer any payment of interest was determined not to be "remote," or if Citigroup exercised such option, the junior subordinated debt securities would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be. Then, all stated interest on the junior subordinated debt securities would thereafter be treated as OID as long as the junior subordinated debt securities remained outstanding. In such event, all of a United States holder's taxable interest income relating to the junior subordinated debt securities would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of such United States holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a United States holder of capital securities would be required to include in gross income OID even though Citigroup would not make any actual cash payments during an extension period.

     No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term "remote" as used in the applicable Treasury regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

     Because income on the capital securities will constitute interest or OID, corporate holders of capital securities will not be entitled to a dividends-received deduction relating to any income recognized relating to the capital securities, and individual holders will not be entitled to a lower income tax rate in respect of certain dividends, relating to any payments on the capital securities.

Receipt of Junior Subordinated Debt Securities or Cash Upon Liquidation of Citigroup Capital

     Under the circumstances described in this prospectus, junior subordinated debt securities may be distributed to holders in exchange for capital securities upon the liquidation of Citigroup Capital. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each United States holder, and each United States holder would receive an aggregate tax basis in the junior subordinated debt securities equal to such holder's aggregate tax basis in its capital securities. A United States holder's holding period in the junior subordinated debt securities received in liquidation of Citigroup Capital would include the period during which the capital securities were held by such holder. See "Description of the Capital Securities -- Distribution of the Junior Subordinated Debt Securities."

     Under the circumstances described in this prospectus, the junior subordinated debt securities may be redeemed by Citigroup for cash and the proceeds of such redemption distributed by Citigroup Capital to holders in redemption of their capital securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed capital securities. Accordingly, a United States holder could recognize gain or loss as if it had sold such redeemed capital securities for cash. See "Description of the Capital Securities -- Special Event Redemption" and "-- Sale Exchange, or Other Disposition of Capital Securities" below.

Sale, Exchange, or Other Disposition of Capital Securities

     Upon the sale, exchange, retirement or other taxable disposition (collectively, a "disposition") of a capital security, a United States holder will be considered to have disposed of all or part of its ratable share of the junior subordinated debt securities. Such United States holder will recognize gain or loss equal to the difference between its adjusted tax basis in the capital securities and the amount realized on the disposition of such capital securities. Assuming that Citigroup does not exercise its option to defer payment of interest on the junior subordinated debt securities and that the junior subordinated debt securities are not deemed to be issued with OID, a United States holder's adjusted tax basis in the capital securities generally will be its initial purchase price. If the junior subordinated debt securities are deemed to be issued with OID, a United States holder's tax basis in the capital securities generally will be its initial purchase price, increased by OID previously includible in such United States holder's gross income to the date of disposition and decreased by distributions or other payments received on the capital securities since and including the date that the junior subordinated debt securities were deemed to be issued with OID. Such gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to such United States holder's ratable share of the junior subordinated debt securities required to be included in income, and generally will be a long-term capital gain or loss if the capital securities have been held for more than one year.

     Should Citigroup exercise its option to defer payment of interest on the junior subordinated debt securities, the capital securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying junior subordinated debt securities. In the event of such a deferral, a United States holder who disposes of its capital securities between record dates for payments of distributions will be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated debt securities to the date of disposition and to add such amount to its adjusted tax basis in its ratable share of the underlying junior subordinated debt securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, such holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

     Under recently finalized Treasury regulations that address "reportable transactions," a United States holder that recognizes a loss that meets certain threshold amounts upon the disposition of a capital security may be required to disclose the loss generating transaction to the IRS. You should consult your tax advisor concerning any possible disclosure obligation with respect to your disposition of the capital securities.

Information Reporting and Backup Withholding

     Generally, income on the capital securities will be reported to the IRS and to holders on Forms 1099-INT, which forms should be mailed to holders of capital securities by January 31 following each calendar year of payment. In addition, United States holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a disposition of the capital securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

NON-UNITED STATES HOLDERS

     Under current United States federal income tax law:

     - withholding of United States federal income tax will not apply to a payment on a capital security to a non-United States holder, provided that,

        (1) the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Citigroup entitled to vote and is not a controlled foreign corporation related to Citigroup through stock ownership;

        (2) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements; and

        (3) neither Citigroup nor its paying agent has actual knowledge or reason to know that the beneficial owner of the note is a United States holder.

     - withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a capital security.

Despite the above, if a non-United States holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States holder maintains a permanent establishment within the United States) and the interest on the capital securities is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), such non-United States holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such non-United States holder were a United States holder. In addition, a non-United States holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, if certain tax treaties apply, such lower rates as provided) branch profits tax.

     Any gain realized on the disposition of a capital security generally will not be subject to United States federal income tax unless:

     - that gain is effectively connected with the non-United States holder's conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States holder within the United States); or

     - the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

     In general, backup withholding and information reporting will not apply to a payment of interest on a capital security to a non-United States holder, or to proceeds from the disposition of a capital security by a non-United States holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States holder and neither Citigroup nor its paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-United

States holder's United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, the amount of payments made on a capital security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the ERISA plan's particular circumstances before authorizing an investment in the capital securities of Citigroup Capital. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

     Certain provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan's investment in such entities (including, without limitation, as applicable, insurance company general accounts), from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal or local law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the offered securities should consult with its legal counsel.

     The U.S. Department of Labor has issued a regulation with regard to whether the underlying assets of an entity in which employee benefit plans acquire equity interests are deemed to be plan assets (the "Plan Asset Regulation"). Under such regulation, for purposes of ERISA and section 4975 of the Code, the assets of Citigroup Capital would be deemed to be "plan assets" of a plan whose assets were used to purchase capital securities of Citigroup Capital if the capital securities of Citigroup Capital were considered to be equity interests in Citigroup Capital and no exception to plan asset status were applicable under such regulation.

     The Plan Asset Regulation defines an "equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although it is not free from doubt, capital securities of Citigroup Capital offered hereby should be treated as "equity interests" for purposes of the Plan Asset Regulation. One exception to plan asset status under the Plan Asset Regulation applies to a class of "equity" interests that are (i) widely held (i.e., held by 100 or more investors who are independent of the issuer and each other), (ii) freely transferable, and (iii) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the "34 Act"), or (b) sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and such class is registered under the 34 Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred (the "Publicly Offered Securities Exception"). Although no assurances can be given, the underwriters believe that the Publicly Offered Securities Exception will be applicable to the capital securities of Citigroup Capital offered hereby.

     If, however, the assets of Citigroup Capital were deemed to be plan assets of plans that are holders of the capital securities of Citigroup Capital, a plan's investment in the capital securities of Citigroup Capital might be deemed to constitute a delegation under ERISA of the duty to manage plan assets by a fiduciary investing in capital securities of Citigroup Capital. Also, Citigroup might be considered a "party in interest" or "disqualified person" relating to plans whose assets were used to purchase capital securities of Citigroup Capital. If this were the case, an investment in capital securities of Citigroup Capital by a plan might constitute, or in the course of the operation of Citigroup Capital give rise to, one or more prohibited transactions under ERISA or the Code. In particular, it is likely that under such circumstances a prohibited extension of credit to Citigroup would be considered to occur under ERISA and the Code.

     In addition, Citigroup might be considered a "party in interest" or "disqualified person" for certain plans for reasons unrelated to the operation of Citigroup Capital, e.g., because of the provision of services by Citigroup or its affiliates to the plan. A purchase of capital securities of Citigroup Capital by any such plan would be likely to result in a prohibited extension of credit to Citigroup, without regard to whether the assets of Citigroup Capital constituted plan assets.

     Accordingly, the capital securities of Citigroup Capital may be not purchased, held or disposed by any plan or any person investing "plan assets" of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following Prohibited Transaction Class Exemptions ("PTCE") issued by the Department of Labor (or similar exemption or exception) applies to such purchase, holding and disposition:

     - PTCE 96-23 for transactions determined by in-house asset managers,

     - PTCE 95-60 for transactions involving insurance company general accounts,

     - PTCE 91-38 for transactions involving bank collective investment funds,

     - PTCE 90-1 for transactions involving insurance company separate accounts, or

     - PTCE 84-14 for transactions determined by independent qualified professional asset managers.

     Any purchaser of the capital securities of Citigroup Capital or any interest therein will be deemed to have represented and warranted to Citigroup Capital on each day from and including the date of its purchase of such capital securities through and including the date of disposition of such capital securities that either

     (a) it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such securities or interest therein on behalf of, or with "plan assets" of, any such plan;

     (b) its purchase, holding and disposition of the capital securities are not and will not be prohibited because they are exempted by one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14; or

     (c) it is a governmental (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of capital securities are not otherwise prohibited.

     Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of capital securities of Citigroup Capital with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of capital securities of Citigroup Capital and the availability of exemptive relief under the class exemptions listed above.

                                  UNDERWRITING

     Pursuant to the terms and conditions of the underwriting agreement dated
          , 2003, each underwriter named below has severally agreed to purchase from Citigroup Capital, and Citigroup Capital has agreed to sell to such underwriter, the number of capital securities set forth opposite the name of such underwriter below.

                                       NUMBER OF
                                        CAPITAL
UNDERWRITERS                          SECURITIES
------------                          -----------
Citigroup Global Markets Inc. ......
A.G. Edwards & Sons, Inc. ..........
Merrill Lynch, Pierce, Fenner &
            Smith Incorporated......
Morgan Stanley & Co. Incorporated...
UBS Warburg LLC.....................
Wachovia Capital Markets, LLC.......
Bear, Stearns & Co. Inc. ...........
Lehman Brothers Inc. ...............
U.S. Bancorp Piper Jaffray Inc. ....
Wells Fargo Securities, LLC.........
Banc One Capital Markets, Inc. .....
Goldman, Sachs & Co. ...............
J.P. Morgan Securities Inc. ........
Banc of America Securities LLC......
BNP Paribas Securities Corp. .......
Charles Schwab & Co., Inc. .........
Quick & Reilly, Inc. ...............
Credit Suisse First Boston
  Corporation.......................
Deutsche Bank Securities Inc. ......
Fahnestock & Co. Inc. ..............
H&R BLOCK Financial Advisors,
  Inc. .............................
HSBC Securities (USA) Inc. .........
McDonald Investments Inc., a KeyCorp
  Company...........................
RBC Dain Rauscher Inc. .............
SunTrust Capital Markets, Inc. .....
TD Securities (USA) Inc. ...........

                                       NUMBER OF
                                        CAPITAL
UNDERWRITERS                          SECURITIES
------------                          -----------
ABN AMRO Incorporated...............
Advest, Inc. .......................
BB&T Capital Markets, A Division of
  Scott & Stringfellow, Inc. .......
Blaylock & Partners, L.P. ..........
C.L. King & Associates, Inc. .......
Crowell, Weedon & Co. ..............
D.A. Davidson & Co. ................
Davenport & Company LLC.............
Doley Securities, Inc. .............
Ferris, Baker Watts Incorporated....
J.J. B. Hilliard, W.L. Lyons,
  Inc. .............................
Janney Montgomery Scott Inc. .......
Legg Mason Wood Walker,
  Incorporated......................
Mesirow Financial, Inc. ............
NatCity Investments, Inc. ..........
Parker/Hunter Incorporated..........
Samuel A. Ramirez & Co. Inc.........
Raymond James & Associates, Inc. ...
Robert W. Baird & Co.
  Incorporated......................
Ryan Beck & Co. LLC.................
Sandler O'Neill & Partners, L.P. ...
Southwest Securities, Inc. .........
Stifel, Nicolaus & Company,
  Incorporated......................
Utendahl Capital Partners, L.P. ....
Wedbush Morgan Securities, Inc. ....
William Blair & Company L.L.C. .....
The Williams Capital Group, L.P. ...
                                      -----------
  Total.............................
                                      ===========

     The underwriters are obligated to take and pay for all of the capital securities if any are purchased. In the event of default by any underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

     Underwriters, dealers and agents may be entitled, under agreements with Citigroup Capital and Citigroup, to indemnification by Citigroup against liabilities relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Citigroup Capital and Citigroup and affiliates of Citigroup Capital and Citigroup in the ordinary course of business.

     Citigroup Capital and Citigroup have agreed, during the period beginning on the date of the underwriting agreement and continuing to and including the date
that is      days after the closing date for the purchase of the capital securities, not to offer, sell, contract to sell or otherwise dispose of any preferred securities, any preferred stock or any other securities, including any backup undertakings of such preferred stock or other securities, of Citigroup or of Citigroup Capital, in each case that are substantially similar to the capital securities, or any securities convertible into or exchangeable for the capital securities or such substantially similar securities of either Citigroup Capital or Citigroup, except securities in the offering or with the prior written consent of Citigroup Global Markets Inc.

     The following table summarizes the commissions to be paid by Citigroup to the underwriters:

                                                                PER CAPITAL
                                                                 SECURITY         TOTAL
                                                                -----------       -----
Public offering price.......................................        $25          $
Underwriting commissions to be paid by Citigroup............           (1)            (1)
Proceeds to Citigroup Capital X.............................        $25          $

---------------

(1) Underwriting commissions of $       per capital security, or $       for all
           % capital securities, will be paid by Citigroup; except that for
    sales of 10,000 or more        % capital securities to a single purchaser,
    the commissions will be $       per capital security.

     Citigroup estimates that its total expenses for the offering, excluding
underwriting commissions, will be approximately $               .

     The underwriters propose to offer the capital securities, in part, directly to the public at the initial public offering price set forth on the cover page of this prospectus. The underwriters may also offer the capital securities to
dealers at a price that represents a concession not in excess of $     ,
provided that such concession for sales of 10,000 or more capital securities to
a single purchaser will not be in excess of $     per capital security. The
underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per capital security to brokers and dealers. After the capital securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

     Citigroup and Citigroup Capital have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus, to purchase up to an aggregate of ,000,000 additional capital securities to cover over-allotments, if any, at the offering price to the public set forth on the cover page of this prospectus. If the underwriters exercise this option in whole
or in part, Citigroup will pay underwriting commissions of $     per additional
capital security so purchased.

     Application will be made to list the capital securities on the NYSE. If approved for listing, Citigroup expects the capital securities will begin trading on the NYSE within 30 days after they are first issued.

     This offering will be conducted pursuant to any applicable sections of Rule 2810 of the Conduct Rules of the NASD. The underwriters may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     We expect that delivery of the capital securities will be made against
payment therefor on or about           , 2003, which is the      business day
after the date hereof. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the capital securities on the date hereof or the
next   succeeding business days will be required, by virtue of the fact that the notes initially will not settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

     In connection with this offering and in accordance with applicable law and industry practice, the underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the capital securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

     - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

     - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when capital securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. The underwriters are not required to engage in any of these activities, or continue such activities if commenced.

     This prospectus may also be used by any broker-dealer subsidiary of Citigroup in connection with offers and sales of the capital securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup's broker-dealer subsidiaries may act as principal or agent in such transactions. None of Citigroup's broker-dealer subsidiaries have any obligation to make a market in any of the capital securities and may discontinue any market-making activities at any time without notice, at their sole discretion.

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP New York, New York, will act as legal counsel to Citigroup. Cleary, Gottlieb, Steen and Hamilton, New York, New York, will act as legal counsel to the underwriters. Cleary, Gottlieb, Steen and Hamilton has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

                                    EXPERTS

     The consolidated financial statements of Citigroup Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report dated February 24, 2003 on the consolidated financial statements. The consolidated financial statements are included in Citigroup's annual report on Form 10-K for the year ended December 31, 2002, and incorporated by reference in this prospectus. The report of KPMG LLP also is incorporated by reference in this prospectus. The report of KPMG LLP refers to changes, in 2002, in Citigroup's methods of accounting for goodwill and intangible assets and accounting for the impairment or disposal of long-lived assets, and, in 2001, in Citigroup's methods of accounting for derivative instruments and hedging activities, accounting for interest income and impairment on purchased and retained beneficial interests in securitized financial assets, and accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The consolidated financial statements of Citigroup referred to above are incorporated by reference in this prospectus in reliance upon such report and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

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                               000,000 SECURITIES

                              CITIGROUP CAPITAL X

                               % CAPITAL SECURITIES (TRUPS(R))
                             $25 Liquidation Amount
                  Guaranteed to the extent set forth herein by
                                 Citigroup Inc.

                                [CITIGROUP LOGO]

                            ------------------------
                                   PROSPECTUS
                                           , 2003
                            ------------------------

       CITIGROUP
                A.G. EDWARDS & SONS, INC.
                         MERRILL LYNCH & CO.
                                   MORGAN STANLEY
                                            UBS WARBURG
                                                   WACHOVIA SECURITIES,
                                            INC.
      BEAR, STEARNS & CO. INC.
                      LEHMAN BROTHERS
                                       U.S. BANCORP PIPER JAFFRAY
                                                    WELLS FARGO SECURITIES,
                                              LLC

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